UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2011
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 30, 2011, we entered into a second amended and restated senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as our amended credit facility.  At closing , we borrowed approximately $90.0 million under our amended credit facility to refinance our previous credit facility and for general corporate purposes.

The amended credit facility has a maximum commitment of $300.0 million and availability under the amended credit facility will be subject to a borrowing base. The borrowing base under the amended credit facility is currently $125.0 million and will be determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations.  The borrowing base will be reduced in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base of $125.0 million was determined based upon our reserve report dated December 31, 2010. Our borrowing base can never exceed the $300.0 million maximum commitment amount.  Outstanding amounts under the amended credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.25%—2.25%, depending on the utilization of the borrowing base, or, if we elect, LIBOR plus, in each case, 2.25%—3.25% depending on the utilization of the borrowing base. At June 30, 2011, the interest rate on the amended credit facility was approximately 3.00% assuming LIBOR borrowings.

Subject to earlier termination rights and events of default, the stated maturity date of the amended credit facility is June 30, 2015.  Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate the amended credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the amended credit facility in compliance with certain notice and dollar increment requirements.

Each of Abraxas Petroleum’s subsidiaries has guaranteed Abraxas Petroleum’s obligations under the amended credit facility on a senior secured basis. Obligations under the amended credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of Abraxas Petroleum’s and the subsidiary guarantors’ material property and assets.

Under the amended credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements.  We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter, of not less than 2.50 to 1.00.  We are also required to remain under a total debt to EBITDAX ratio as of the last day of each quarter of not more than 4.00 to 1.00.  The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities.  For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with or at the request of a counter-party to a hedging arrangement, any assets representing a valuation account arising from the application of SFAS 133 and SFAS 143 and any accounts receivable from the Blue Eagle Joint Venture and current liabilities exclude the current portion of long-term debt, any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143 and any accounts payable to the Blue Eagle Joint Venture.  The coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters then ended. For the purposes of this calculation, EBITDAX is consolidated net income plus interest expense, oil and gas exploration expenses, income and franchise or “margin” taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R, SFAS 133 and SFAS 143 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contract or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143; provided that net income shall be adjusted to negate the effect of any non-cash gain or non-cash loss attributable to the Blue Eagle Joint Venture.  Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt.  The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters then ended. For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, and obligations with respect to surety bonds and hedge arrangements.

In addition, the amended credit facility contains a number of covenants that, among other things, restrict our ability to: incur or guarantee additional indebtedness; transfer or sell assets; create liens on assets; engage in transactions with affiliates other than on an “arm’s-length” basis; make any change in the principal nature of our business; and permit a change of control.  The amended credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

The amended credit facility contains representations and warranties that we made as of specific dates.  Except for its status as a contractual document that establishes and governs the legal relations among the parties, the amended credit facility is not intended to be a source of factual, business or operational information about any of the parties thereto.  The representations and warranties were made as of specific dates, only for purposes of the proposed transactions, and solely for the benefit of the parties to the amended credit facility.  These representations and warranties may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties.  The representations and warranties may have been made to allocate risks among the parties, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts.  Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the amended credit facility.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of these representations and warranties, which may or may not be fully reflected in the parties’ public disclosures.

The full text of the amended and restated credit facility is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 7.01                      Regulation FD Disclosure.

On July 1, 2011, the Company issued a press release announcing the closing of the Credit Facility. The text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On July 6, 2011, the Company issued a press release announcing the purchase of a used Oilwell 2000 hp diesel electric drilling rig. The text of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Number                  Description

10.1	Second Amended and Restated Credit Agreement among Abraxas Petroleum, as Borrower, the lenders party thereto and Société Générale, as Administrative Agent and as Issuing Lender.

99.1	Press Release dated July 1, 2011, announcing the closing of the Credit Facility.

99.2	Press Release dated July 6, 2011, announcing the purchase of a drilling rig.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Chris E. Williford
Chris E. Williford
Executive Vice President, Chief Financial
Officer and Treasurer

Dated:  July 6, 2011